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                                                                  EXHIBIT 12.2

                           MIDAMERICAN FUNDING, LLC
          COMPUTATION OF PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                                (In Thousands)
                                 (Unaudited)

                                                                                      PRO FORMA
                                                         ------------------------------------------------------------------
                                                                TWELVE MONTHS ENDED               NINE MONTHS ENDED
                                                                 DECEMBER 31, 1998                SEPTEMBER 30, 1999
                                                         ------------------------------- ----------------------------------
                                                                       SUPPLEMENTAL (a)                 SUPPLEMENTAL (a)
                                                                    --------------------            -----------------------
                                                                      ADJUST-      AS                 ADJUST-
                                                                       MENT     ADJUSTED               MENT     AS ADJUSTED
                                                                    --------- ----------            --------- -------------
Income from continuing operations........................  $ 74,632   $   --    $ 74,632   $130,534   $   --     $130,534
Pre-tax (gain) loss of less than 50% owned persons ......      (720)      --        (720)      (365)      --         (365)
                                                         ---------- --------- ---------- ---------- --------- -------------
                                                             73,912       --      73,912    130,169       --      130,169
                                                         ---------- --------- ---------- ---------- --------- -------------
Add (Deduct):
Total income taxes.......................................    63,707       --      63,707     98,535       --       98,535
Interest on long-term debt...............................   122,395    2,931     125,326     88,034    1,733       89,767
Other interest charges...................................    12,682       --      12,682      8,631       --        8,631
Preferred stock dividends of subsidiary..................     4,952       --       4,952      3,716       --        3,716
Preferred stock dividends of subsidiary trust ...........     7,980       --       7,980      5,985       --        5,985
Interest on leases.......................................       212       --         212        136       --          136
                                                         ---------- --------- ---------- ---------- --------- -------------
                                                            211,928    2,931     214,859    205,037    1,733      206,770
                                                         ---------- --------- ---------- ---------- --------- -------------
 EARNINGS AVAILABLE FOR FIXED CHARGES....................   285,840    2,931     288,771    335,206    1,733      336,939
                                                         ---------- --------- ---------- ---------- --------- -------------
Fixed Charges:
Interest on long-term debt...............................   122,395    2,931     125,326     88,034    1,733       89,767
Other interest charges...................................    12,682       --      12,682      8,631       --        8,631
Preferred stock dividends of subsidiary trust ...........     7,980       --       7,980      5,985       --        5,985
Interest on leases.......................................       212       --         212        136       --          136
                                                         ---------- --------- ---------- ---------- --------- -------------
 Subtotal................................................   143,269    2,931     146,200    102,786    1,733      104,519
                                                         ---------- --------- ---------- ---------- --------- -------------
Preferred stock dividends of subsidiary..................     4,952       --       4,952      3,716       --        3,716
Ratio of net income before income taxes to net income ...    1.8005       --      1.8005     1.7340       --       1.7340
                                                         ---------- --------- ---------- ---------- --------- -------------
Preferred stock dividend requirements before income
 taxes...................................................     8,916       --       8,916      6,443       --        6,443
                                                         ---------- --------- ---------- ---------- --------- -------------
 FIXED CHARGES...........................................  $152,185   $2,931    $155,116   $109,229   $1,733     $110,962
                                                         ---------- --------- ---------- ---------- --------- -------------
RATIO OF EARNINGS TO FIXED CHARGES.......................       1.9       --         1.9        3.1       --          3.0
                                                         ========== ========= ========== ========== ========= =============

Note: (a) Amounts in the supplemental columns are to reflect MidAmerican Energy's portion of the net interest component of payments to Nebraska Public Power District under a long-term purchase agreement for one-half of the plant capacity from Cooper Nuclear Station.